Exhibit 99.1
RELEASE DATE: August 8, 2006

CONTACT:	Media:	Financial Community:
	Jim Kosowski	Dennis Halpin
	304-234-2440	304-234-2421
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH CORPORATION
ANNOUNCES SECOND QUARTER 2006 RESULTS
WHEELING, WV, August 8, 2006 — Wheeling-Pittsburgh Corporation (NASDAQ:WPSC), the holding company of Wheeling-Pittsburgh Steel Corporation, today reported its financial results for the quarter ended June 30, 2006.
     For the second quarter of 2006, the Company reported net income of $9.3 million, or $0.64 per basic and $0.63 per diluted share. This compares to net income of $2.6 million for second quarter of 2005, or $0.18 per basic share and diluted share.
     Net sales for the second quarter of 2006 totaled $493.9 million as compared to net sales of $415.2 million for the second quarter of 2005. Net sales for the second quarter of 2006 and 2005 included $15.0 million and $27.0 million, respectively, from the sale of excess raw materials. Net sales of steel products for the second quarter of 2006 totaled $478.9 million on steel shipments of 667,944 tons, or $717 per ton. Net sales of steel products for the second quarter of 2005 totaled $388.2 million on steel shipments of 546,688 tons, or $710 per ton. The increase in net sales was due to an increase in the volume of steel products sold and an increase in the average selling price of steel products of $7 per ton, offset by a decrease in the sale of excess raw materials.
     Cost of sales for the second quarter of 2006 totaled $445.4 million as compared to cost of sales of $386.0 million for the second quarter of 2005. Cost of sales for the second quarter of 2006 included the cost of excess raw materials sold of $11.5 million and was reduced by a $0.6 million insurance recovery applicable to prior year claims. Cost of sales for the second quarter of 2005 included the cost of excess raw materials sold of $14.8 million.
     Cost of sales of steel products sold during the second quarter of 2006 totaled $434.5 million, or $651 per ton. Cost of sales of steel products sold during the second quarter of 2005 totaled $371.2 million, or $679 per ton. The overall increase in the cost of steel products sold of $63.3 million resulted principally from an increase in the volume of steel products sold, offset by a reduction in the cost of steel products sold of $28 per ton. The decrease in the per ton cost to produce steel products resulted principally from the cost absorption benefit of increased volume and changes in the cost of certain raw materials and fuels used in our steelmaking process.
     “These results reflect our employees’ total commitment to building Wheeling-Pittsburgh into a reliable steel producer that creates value for our shareholders and customers,” said James G. Bradley, Chairman and CEO. “That commitment, together with major investments we have made in our primary operations and strategic improvements involving our finishing mills, have contributed to improving quality and lower costs.
     “The proposed arrangement with CSN (Companhia Siderurgica Nacional), details of which were announced last week, is consistent with the next step of our strategic plan and will take Wheeling-Pittsburgh to the next level of operating and financial performance,” Bradley noted. “It will transform Wheeling-Pittsburgh into a strong, well-capitalized steel producer with a more flexible cost structure, and broader value-added product offerings. The benefits that CSN brings to Wheeling-Pittsburgh, when combined with our employees’ skill and commitment, will forge a combination that will be hard to beat.”
     Today’s earnings announcement follows the August 3, 2006 release of information regarding Wheeling-Pittsburgh Steel’s strategic arrangement with CSN that would combine the North American assets of CSN with Wheeling-Pittsburgh. The Company expects to complete and file definitive documentation upon expiration of the “right to bid” period set forth in the United Steelworkers (“USW”) bargaining agreement unless the USW or its assignee files a competing bid for consideration by Wheeling-Pittsburgh Corporation’s Board of Directors prior to the expiration of that period.
     Management will conduct a live call today at 11 a.m. ET to review the Company’s financial results and business prospects. Individuals wishing to participate can join the conference call by dialing 800-811-8830 or 913-981-4904. No pass code is required. A replay will be available until August 15, 2006 by dialing 888-202-1112 or 719-457-0820, and using the pass code 5841201. The call can also be accessed via the Internet live or as a replay at www.investorcalendar.com or at the Company’s website, www.wpsc.com.
     Wheeling-Pittsburgh Corporation, together with the other participants as indicated below, intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2006 annual meeting of stockholders of Wheeling-Pittsburgh Corporation and for the approval of the Company’s proposed strategic alliance with CSN. The Company urges its shareholders to read the proxy statement in its entirety when it becomes available because it will contain important information, including information on the participants and their interests in Wheeling-Pittsburgh Corporation. When filed, the proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants in this proxy solicitation are anticipated to be Wheeling-Pittsburgh Corporation and the director nominees included in the proxy statement to be filed with the SEC. Additional information regarding the potential participants in the proxy solicitation and their respective interests may be obtained by reading the proxy statement regarding the proposed strategic alliance if and when it becomes available.
Forward-Looking Statements Cautionary Language
     The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In particular, statements containing estimates or projections of future operating or financial performance are not historical facts, and only represent a belief based on various assumptions, all of which are inherently uncertain. Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors relating to (1) the risk that the businesses of CSN Holdings and Wheeling-Pittsburgh will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) the ability of CSN, CSN Holdings and Wheeling-Pittsburgh to realize the expected benefits from the proposed strategic alliance, including expected operating efficiencies, synergies, cost savings and increased productivity, and the timing of realization of any such expected benefits; (3) lower than expected operating results for Wheeling-Pittsburgh for the remainder of 2006 or for the strategic alliance; (4) the risk of unexpected consequences resulting from the strategic alliance; (5) the risk of labor disputes, including as a result of the proposed strategic alliance or the failure to reach a satisfactory collective bargaining with the production employees; (6) the ability of the strategic alliance to operate successfully within a highly cyclical industry; (7) the extent and timing of the entry of additional competition in the markets in which the strategic alliance will operate; (8) the risk of decreasing prices for the strategic alliance’s products; (9) the risk of significant supply shortages and increases in the cost of raw materials, especially carbon slab supply, and the impact of rising natural gas prices; (10) rising worldwide transportation costs due to historically high and volatile oil prices; (11) the ability of the strategic alliance to complete, and the cost and timing of, capital improvement projects, including upgrade and expansion of Wheeling-Pittsburgh’s hot strip mill and construction of an additional galvanizing line; (12) increased competition from substitute materials, such as aluminum; (13) changes in environmental and other laws and regulations to which the strategic alliance are subject; (14) adverse changes in interest rates and other financial market conditions; (15) failure of the convertible financing proposed to be provided by CSN to be converted to equity; (16) changes in United States trade policy and governmental actions with respect to imports, particularly with respect to restrictions or tariffs on the importation of carbons slabs; and (17) political, legal and economic conditions and developments in the United States and in foreign countries in which the strategic alliance will operate. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, and any changes in such assumptions or factors could cause actual results to differ materially from current expectations. CSN, CSN Holdings and Wheeling-Pittsburgh assume no duty to update forward-looking statements. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained in CSN’s and Wheeling-Pittsburgh’s other filings with the SEC.
About Wheeling-Pittsburgh:
Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company manufactures and sells hot rolled, cold rolled, galvanized, pre-painted and tin mill sheet products. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.
The Company’s condensed consolidated statements of operations and condensed consolidated balance sheets are attached.
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WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Net sales, including sales to affiliates of $88,390, $79,610, $183,246 and $179,449	$493,925	$415,237	$930,903	$814,745

Cost and expenses:
Cost of sales, including cost of sales to affiliates of $83,703, 79,343, $176,385 and $172,416, excluding depreciation and amortization expense	445,384	385,979	853,502	741,937
Depreciation and amortization expense	8,830	8,423	17,137	17,892
Selling, general and administrative expense	20,425	15,577	41,075	34,894

Total cost and expenses	474,639	409,979	911,714	794,723

Operating income	19,286	5,258	19,189	20,022
Interest expense and other financing costs	(7,024)	(5,960)	(13,175)	(11,540)
Other income	3,838	3,093	6,654	6,061

Income before income taxes	16,100	2,391	12,668	14,543
Income tax provision (benefit)	5,233	(236)	5,233	3,816

Income before minority interest	10,867	2,627	7,435	10,727
Minority interest in earnings of consolidated subsidiary	(1,538)	—	(216)	—

Net income	$9,329	$2,627	$7,219	$10,727

Earnings per share:
Basic	$0.64	$0.18	$0.50	$0.76
Diluted	$0.63	$0.18	$0.49	$0.74

Weighted average shares (in thousands):
Basic	14,530	14,207	14,523	14,158
Diluted	14,829	14,418	14,734	14,418

Shipment — tons	667,944	546,688	1,288,612	1,069,491
Production — tons	675,649	596,604	1,337,060	1,249,867

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$12,124	$8,863
Accounts receivables, less allowance for doubtful accounts of $2,932 and $2,594	194,885	132,643
Inventories	187,838	166,566
Prepaid expenses and deferred charges	16,931	21,732

Total current assets	411,778	329,804
Investment in and advances to affiliated companies	48,996	55,100
Property, plant and equipment, less accumulated depreciation of $92,818 and $75,977	598,866	557,500
Deferred income tax benefits	24,575	26,264
Restricted cash	24,377	13,691
Other intangible assets, less accumulated amortization of $2,083 and $1,795	3,269	4,725
Deferred charges and other assets	11,937	33,164

Total assets	$1,123,798	$1,020,248

Liabilities
Current liabilities:
Accounts payable, including book overdrafts of $12,733 and $21,020	$95,186	$117,821
Short-term debt	101,500	17,300
Payroll and employee benefits payable	48,464	41,125
Accrued income and other taxes	17,771	11,735
Deferred income taxes payable	24,575	26,264
Accrued interest and other liabilities	6,868	5,757
Deferred revenue	2,240	8,523
Long-term debt due in one year	28,044	31,357

Total current liabilities	324,648	259,882
Long-term debt	268,209	284,100
Employee benefits	122,931	123,498
Other liabilities	27,501	13,030

Total liabilities	743,289	680,510

Minority interest in consolidated subsidiary	105,409	74,234

Stockholders’ equity
Preferred stock — $.001 par value; 20,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — $.01 par value; 80,000,000 shares authorized; 14,717,234 and 14,686,354 issued; 14,710,568 and 14,679,688 shares outstanding	147	147
Additional paid-in capital	278,474	276,097
Accumulated deficit	(3,421)	(10,640)
Treasury stock, 6,666 shares, at cost	(100)	(100)

Total stockholders’ equity	275,100	265,504

Total liabilities and stockholders’ equity	$1,123,798	$1,020,248